UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 Or 15(d) Of The Securities Exchange Act of 1934

BRISTOL WEST HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Date of Report (Date of Earliest Event Reported): September 5, 2006
Commission File No. 001-31984

Delaware	001-31984	13-3994449
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

5701 Stirling Road, Davie, Florida		33314
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (954) 316-5200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure

On August 18, 2006, Bristol West Holdings, Inc. (“Bristol West”) issued a press release announcing that Jeffrey Dailey, Bristol West’s President and Chief Executive Officer, is scheduled to make a presentation (the “Presentation”) at the Keefe, Bruyette & Woods Insurance Conference at the Sheraton Hotel in New York City.  The Presentation is currently scheduled to begin at approximately 2:30 p.m. (EDT) on Thursday, September 7, 2006.  A live audio webcast of the Presentation will be accessible through Bristol West’s website, www.bristolwest.com. The link may be accessed by selecting “Investor Relations” on the home page and then clicking on the webcast icon.  Bristol West will announce any changes to the timing of the Presentation through its website at www.bristolwest.com

Bristol West intends to disclose certain nonpublic information regarding Bristol West’s results of operation and financial condition during the Presentation as part of a slide presentation (the “Slide Presentation”) that is attached hereto as Exhibit 99.1 and is hereby incorporated herein. All information in the Slide Presentation is presented as of September 7, 2006, and Bristol West does not undertake any obligation to correct that information, disclaim the accuracy of the information, or update that information in the future should the facts change.

The press release announced that the Presentation would be webcast and included instructions as to when and how to access the webcast through Bristol West’s website at www.bristolwest.com. A link to a copy of the Slide Presentation will also be available through Bristol West’s website at www.bristolwest.com along with the webcast.  A link to the webcast and the Slide Presentation may be accessed by selecting “Investor Relations” on the Bristol West’s website home page and then clicking on the webcast icon.

Item 9.01.  Financial Statements and Exhibits

(d)	Exhibits

99.1	Slide Presentation (furnished pursuant to Item 7.01)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BRISTOL WEST HOLDINGS, INC.
(Registrant)

Date: September 5, 2006	By:	/s/ Craig E. Eisensacher

Craig E. Eisenacher
Senior Vice President – Chief Financial Officer
(Principal Financial Officer, Principal Accounting Officer and duly authorized officer)

INDEX TO EXHIBITS

Exhibit Number and Description

99.1	Slide Presentation (furnished pursuant to Item 7.01)